EXHIBIT 20
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):             JANUARY 2, 2003


                         HI-SHEAR TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


     DELAWARE                       001-12810                    22-2535743
 (State or other                   (Commission                (I.R.S. Employer
   jurisdiction                    File Number)              Identification No.)
of incorporation)

                                24225 GARNIER STREET
                                TORRANCE, CALIFORNIA             90505-5355
                     (Address of principal executive offices)    (Zip Code)


Registrant's telephone number, including area code:      (310) 784-2100


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INTRODUCTORY NOTE

         This Form 8-K/A amends and restates Form 8-K filed on January 10, 2003 and Forms 8-K/A filed on January 24, 2003 and May 2, 2003.

ITEM 4. CHANGES IN COMPANY'S CERTIFYING ACCOUNTANT

         On and effective January 2, 2003, by recommendation of the Company's Audit Committee and approval of the Board of Directors, Grant Thornton LLP ("Grant Thornton") was dismissed as the Registrant's certifying accountant in an effort to reduce administrative expenses.

         Also on and effective January 2, 2003, the Board of Directors approved the recommendation of the Company's Audit Committee to select Raimondo Pettit Group as the independent certifying accountants for Hi-Shear Technology Corporation, and to conduct the audit of the Company's financial statements for the fiscal year ending May 31, 2003 and to perform reviews of its financial statements for both the second quarter ending November 30, 2002 and third quarter ending February 28, 2003. Prior to its engagement of Raimondo Pettit Group on January 2, 2003, the Registrant had not consulted Raimondo Pettit Group on any matter related to any fiscal or interim financial period, including the application of any accounting principles and matters discussed below regarding disagreements or reportable events.

         Grant Thornton's reports on the Company's financial statements for the fiscal years ended May 31, 2002 and May 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During its audit of fiscal year ended May 31, 2001, the first year of their engagement, Grant Thornton recommended, and the Company accepted, an accounting adjustment to expense certain legal and interest costs. The Company's initial position was to record the legal and interest costs as a receivable for contract costs that the Company believed ultimately would be collected. Prior to the Company's Form 10-KSB filing for the fiscal year ended May 31, 2001, the Audit Committee of the Board of Directors discussed the adjustment of the legal costs and interest with Grant Thornton and Company's management. In addition, since some legal costs had been capitalized as a receivable for contract costs for the third quarter of fiscal 2001, the Company subsequently filed an amended Form 10-QSB, which reflected the adjustment of the legal costs from receivable to expense.

         The Company's management provided its successor certifying accountant, Raimondo Pettit Group, copies of all letters that contain comments regarding any "disagreements" and "reportable conditions and advisory comments," which were written by Grant Thornton and addressed to the Company's Audit Committee. In addition to having discussed the letters' contents with Raimondo Pettit Group, the Company's management has authorized Grant Thornton to respond fully to any inquiries that might be made by Raimondo Pettit Group regarding "disagreements" and "reportable conditions and advisory comments."

         "Reportable conditions" involve matters relating to significant deficiencies in the design or operation of internal controls, that, in the auditor's judgment, could adversely affect the organization's ability to record, process, summarize and report financial data that is consistent with the assertions of management in the financial statements. Following are the "reportable conditions and other advisory comments" relating to internal controls that were identified by Grant Thornton in connection with its audits of the Company's financial statements for the fiscal years ended May 31, 2001 and May 31, 2002.

         Although management periodically recalculated the overhead rate applied to inventory, the actual amounts incurred varied from amounts applied to inventory. Grant Thornton recommended that the overhead rate applied to inventory be adjusted to the actual amounts on at least a quarterly basis. Presently, the Company monitors the overhead rate on a monthly basis and changes the rate as needed to apply overhead.

         Although management's inventory reserve methodology on its stock and finished goods inventory utilized a sample of items that were selected to be representative of the total stock and finished goods population, the sample of items had not been changed since the inception of this methodology during the fiscal year ended May 31, 2000. As a result, it was suggested that this sample of items might not have been representative of the total stock and finished goods population at subsequent dates, and therefore, may impact the amount of inventory obsolescence. Grant Thornton recommended that management reevaluate their methodology in determining the level of inventory obsolescence, including the sample of inventory items selected, on, at least, an annual basis in order to provide a more accurate amount of inventory obsolescence. The Company has updated the reserve computation, and both the methodology and the sample selected for evaluation has been changed.

         Although the Company's personnel prepared a slow-moving inventory report using a download of information and manually sorting the information utilizing a spreadsheet program, the Company's inventory accounting system was unable to generate such a report. Grant Thornton recommended that the Company develop or obtain an automated methodology to generate a slow-moving inventory report, which should be reviewed by management on a monthly or quarterly basis. The Company's management presently identifies and evaluates slow-moving inventory by using manually compiled information on at least a quarterly basis.

         In its written response to the Securities and Exchange Commission (Exhibit 16.2 of Form 8-K/A filed on January 24, 2003) that provided comments regarding the Registrant's initial Form 8-K filing, Grant Thornton characterized as a "disagreement" (i) the Company's accounting for the legal costs and interest receivable discussed above, which disagreement was resolved to Grant Thornton's satisfaction as an accounting adjustment, and (ii) the Company's filing of its Form 10-QSB for the quarter ended November 30, 2000, stating that the Company failed to disclose, at the time of its filing, that Grant Thornton had not completed its review of the financial statements included in the filing. Within a few days of filing the Form 10-QSB, Grant Thornton completed its review, and did not recommend changes to the financial statements contained in the Form 10-QSB. The Company intends to continue to be fully compliant with Item 310 of Regulation S-B, including filings of Forms 10-QSB only after an independent public accountant has confirmed to the Company that it has completed its review of the interim financial statements contained within the quarterly filing.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements - None

         (b)      Exhibits

                  16.3 - Grant Thornton Letter dated August 8, 2003.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HI-SHEAR TECHNOLOGY CORP.



Dated: August 8, 2003           By: /s/ George W. Trahan
                                    --------------------------------------------
                                    George W. Trahan, President, Chief Executive
                                    Officer and Co-Chairman

                                  EXHIBIT 16.3

                                                                  GRANT THORNTON

ACCOUNTANTS AND BUSINESS ADVISORS



August 8, 2003



Securities and Exchange Commission
Washington, D.C.  20549

Re:      File No. 001-12810


Dear Sir or Madam:

We have read Item 4 of the Form 8-K/A of Hi-Shear Technology Corporation dated January 2, 2003, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the statements included in the first paragraph, statements related to the Raimondo Pettit Group contained in the second and fifth paragraphs, or the statements in the final sentences of the seventh, eighth, ninth, and tenth paragraphs of Item 4.

Very truly yours,


/s/ Grant Thornton LLP

GRANT THORNTON LLP



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